Exhibit 99.1

CONTACT INFORMATION:

David Yang — (213) 637-4798

www.hanmibank.com

Hanmi Financial Corporation Elects Not To Proceed

With Common Stock Offering

Based Upon Pricing Considerations

•    Offering was fully subscribed with excess demand

•    Market environment created unfavorable pricing

LOS ANGELES, June 30, 2011 (GLOBE NEWSWIRE) — Hanmi Financial Corporation (the “Company”) (Nasdaq: HAFC), the parent company of its wholly-owned subsidiary Hanmi Bank (the “Bank”), today announced that it elected not to proceed with its planned public offering of common stock.

“Although the offering was fully subscribed, and there was excess demand for our stock, our Board of Directors was not satisfied with the current pricing offered and did not believe it to be in the best interests of our shareholders to consummate the offering at this time. Recent market volatility, particularly as it affects financial stocks, has created an environment in which many stocks are undervalued , including, we believe, our Company’s shares,” said Jay Yoo, President and CEO.

“Because we currently have a strong capital position, we have decided to wait for an improved market environment,” continued Yoo. “In the meantime, Hanmi continues to emerge from this credit cycle with a stronger balance sheet than a year ago, and we anticipate our operating performance, capital strength and asset quality will continue to show gradual improvement.” At March 31, 2011, Hanmi Financial’s capital ratios remained strong with total risk based capital to assets at 13.05% up from 12.22% at the end of 2010.

About Hanmi Financial Corporation

Headquartered in Los Angeles, Hanmi Bank, a wholly-owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and a loan production office in Washington State. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmi.com.

Forward-Looking Statements

This news release contains forward-looking statements for which the Company claims the protection of the safe harbor contained in the Private Securities and Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. A number of factors, many of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. The Company’s Annual Report on Form 10-K and other SEC filings discuss the most significant risk factors that may affect its business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and remains effective until it is cancelled or expires. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

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Note: Transmitted on GlobeNewswire on June 30, 2011, at 3:30 a.m. PDT.